Exhibit FILING FEES.

Calculation of Filing Fee Tables

Form S-1

(Form Type)

GeoVax Labs, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Units consisting of: (2) (3)	Rule 457(o)	—	—	$7,500,000	$153.10 per $1,000,000	$1,148.25
Fees to Be Paid	Equity	(i) Common stock, $0.001 par value per share (“Common Stock”) (4)	Rule 457(o) and Rule 457(g)	—	—	—	—	—
Fees to Be Paid	Equity	(ii) Common Warrants to purchase shares of Common Stock (4)	Rule 457(o) and Rule 457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Pre-Funded Units consisting of: (2) (3)	Rule 457(o)	—	—	—	—	—
Fees to Be Paid	Equity	(i) Pre-Funded Warrants to purchase shares of Common Stock (4)	Rule 457(o) and Rule 457(g)	—	—	—	—	—
Fees to Be Paid	Equity	(ii) Common Warrants to purchase shares of Common Stock (4)	Rule 457(o) and Rule 457(g)	—	—	—	—	—
Fees to Be Paid	Equity	Common Stock issuable upon the exercise of the Common Warrants included in the Common Units and Pre-Funded Units (2) (3) (5)	Rule 457(o)	—	—	$15,000,000	$153.10 per $1,000,000	$2,296.50
Fees to Be Paid	Equity	Common Stock issuable upon the exercise of the Pre-Funded Warrants included in the Pre-Funded Units (2) (3) (5)	Rule 457(o)	—	—	—	—	—
Total Offering Amount								$3,444.75
Total Fees Previously Paid								—
Total Fee Offsets (6)								—
Net Fee Due								$3,444.75

(1)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)

Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of Common Stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or other similar transactions.

(3)

The proposed maximum offering price of the common units of the registrant proposed to be sold in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded units of the registrant offered and sold in the offering, and as such, the proposed aggregate maximum offering price of the common units together with the pre-funded units (as well as the shares of Common Stock included in the common units and issuable upon exercise of the common warrants and pre-funded warrants to purchase Common Stock included in such common units and pre-funded units, as applicable), if any, is $7,500,000.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.
(5)

As estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum offering price of the shares of Common Stock issuable upon exercise of each of such common warrants included in the common units or pre-funded units, as applicable, proposed to be sold in the offering is $15,000,000, which is equal to 200% of $7,500,000, as each share of Common Stock included in each common unit of the registrant to be sold in this offering (and each pre-funded warrant included in each pre-funded unit of the registrant to be sold in this offering) will receive two common warrants, each to purchase one share of Common Stock.

(6)	The Registrant does not have any fee offsets.